Exhibit 10.3

                              Settlement Agreement

         This Settlement Agreement, dated as of December 1, 1999 (this "Agreement"), among Bank One, NA, formerly known as The First National Bank of Chicago "Bank One"), ARM Financial Group, Inc., a Delaware corporation ("ARM"), and Integrity Life Insurance Company, a stock insurance company domiciled in Ohio ("Integrity").

         The Western and Southern Life Insurance Company, a mutual insurance company domiciled in Ohio ("W&S"), and ARM are entering into a Letter of Intent, dated December 1, 1999 (the "Letter of Intent"), with respect to a proposed sale by Integrity Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ARM, of Integrity and its wholly-owned subsidiary, National Integrity Life Insurance Company ("National Integrity"), to W&S (the "Proposed Transaction").

         To facilitate the Proposed Transaction, GenAmerica Corporation and General American Life Insurance Company (collectively, "GenAm") have agreed that, if the closing of the Proposed Transaction (the "Closing") occurs on or before March 31, 2000 and ARM contributes $15 million to the capital of Integrity on or before Closing, then at Closing the promissory note issued to GenAm by ARM in the principal amount of $38 million will be cancelled, GenAm will contribute $2 million in cash to Integrity and GenAm will release and settle its claims against Integrity and National Integrity relating to certain swaps owed to GenAm. As part of such settlement, The Equitable Life Assurance Society of the United States ("Equitable") has agreed to contribute $2 million to Integrity, in exchange for indemnities from W&S in connection with assignments of certain structured settlement annuities by Integrity and National Integrity. At Closing, as part of such settlement, GenAm and Equitable will become entitled to share in certain proceeds of the Purchase Price Escrow described in the Letter of Intent, after payments to W&S and of certain other transaction fees and expenses, but before payments to ARM.

         In addition, pursuant to a confidential settlement agreement with another former institutional client of ARM, the principal owed by Integrity to such client thereunder shall be reduced from $16.4 million to $12 million if the Closing occurs on or before March 31, 2000.

         The Proposed Transaction is subject to the execution of a definitive purchase agreement between the parties (the "Definitive Purchase Agreement") and, among other conditions, the filing by ARM of a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy

Court") and the approval by the Bankruptcy Court of the Proposed Transaction under sections 363 and 365 of the Bankruptcy Code.

         Bank One, International Securization Corporation, a bankruptcy-remote Delaware corporation ("ISC") and Integrity are parties, among others, to a Termination and Sale Agreement, dated August 27, 1999 (the "Termination Agreement").

         This Agreement is being entered into by the parties in order to induce ARM and W&S to enter into the Definitive Purchase Agreement and to complete the Proposed Transaction. The consummation of certain transactions hereunder shall be subject to satisfaction of the following conditions (the "Conditions"): (a) the approval by the Bankruptcy Court of the Proposed Transaction under sections 363 and 365 of the Bankruptcy Code, (b) the approval of the Bankruptcy Court of any such agreements as shall involve ARM including, without limitation, the releases described in Section 2 below, (c) the approval by appropriate insurance regulators in the States of Ohio, Missouri and New York, (d) delivery by the Ohio Department of Insurance of the release and written confirmation required under Section 3 hereof and (e) satisfactory completion by W&S of its due diligence investigation and consummation of the Closing on or before March 31, 2000.

         Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Payments. Subject to satisfaction of the Conditions, at Closing, Integrity shall pay to Bank One in full satisfaction of Integrity's obligations to pay the Deferred Amount (as defined in Section 1 of the Termination Agreement) an amount equal to six million dollars ($6,000,000), together with interest due under such Section 1 as if the amount due at all times had been six million dollars ($6,000,000).

         2. Releases. Subject to satisfaction of the Conditions, at Closing, ARM, Integrity Holdings, Inc., and Integrity will release and discharge Bank One, ISC and their respective affiliates and assigns, and Bank One and ISC will release and discharge ARM, Integrity and their respective affiliates and assigns, with respect to all claims, obligations and liabilities of any kind whatsoever, whether arising under the Bankruptcy Code or otherwise, including, without limitation, any matter arising under, or relating in any way to, the Termination Agreement and any of the agreements or transactions entered into pursuant to the Termination Agreement, except for obligations arising under this Agreement. Each such release shall be in form and substance satisfactory to Bank One and ARM.

         3. Ohio Department of Insurance. The Closing shall be subject to the State of Ohio Department of Insurance releasing Integrity from the Supervision of the Superintendent and the provision by the State of Ohio

Department of Insurance of written confirmation that, upon Closing, it is aware of no basis upon which to initiate any receivership proceeding and no statutory basis upon which a receiver of Integrity, if any, could properly initiate any preference or fraudulent transfer action with respect to the Termination Agreement.

         4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

         5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the matters set forth in Sections 1 through 8 hereof and there are no other agreements between the parties hereto, either existing or contemplated, written or oral, with respect thereto.

         6. Further Assurances. The parties hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind which any other party hereto may reasonably require in order to implement the provisions or objectives of this Agreement.

         7. Amendment; Successors. This Agreement may not be amended, modified, changed, discharged or terminated, except by an instrument in writing signed by each of the parties hereto. This Agreement shall be binding and inure to the benefit of successors and assigns of the parties. Notwithstanding anything to the contrary herein, Bank One and ISC agree that the terms of this Agreement shall remain binding on each of them if a third party submits a higher and better offer for the assets included in the Proposed Transaction and an Alternative Transaction (as defined in the Letter of Intent) is consummated with such third party; provided that Equitable and GenAm have also agreed to remain bound in such circumstances to the agreements referenced in the recitals above and provided, further that the former institutional client of ARM remains bound to the agreement referenced in the recitals above.

         8. Governing Law. This Agreement shall be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                         BANK ONE, NA (f/k/a The First
                                         National Bank of Chicago)

                                         By: /s/ Linda M. Thompson
                                             ---------------------
                                             Name:  Linda M. Thompson
                                             Title: Senior Vice President


                                         INTERNATIONAL SECURIZATION
                                         CORPORATION

                                         By: /s/ Kirk D. Farney
                                             ------------------
                                             Name:  Kirk D. Farney
                                             Title: Authorized Signatory


                                         ARM FINANCIAL GROUP, INC.

                                         By: /s/ John R. Lindholm
                                             --------------------
                                             Name:  John R. Lindholm
                                             Title: President, Retail Bus Div.


                                         INTEGRITY LIFE INSURANCE
                                             COMPANY

                                         By: /s/ John R. Lindholm
                                             --------------------
                                             Name:  John R. Lindholm
                                             Title: President